Exhibit 4.4
[FORM OF FACE OF WARRANT CERTIFICATE]

Warrant No.	Number of Warrants: [ ]
Exercisable During the Period that Commences at 9:00 a.m., New York City time, on December 17, 2009 and Terminates at 5:00 p.m., New York City time, on December 17, 2014 except as provided below.
WARRANT TO PURCHASE
COMMON STOCK, PAR VALUE $0.01 PER SHARE,
OF
NORTEK, INC.
          This certifies that                      or registered assigns, is the registered owner of the number of WARRANTS set forth above (the “Warrants”), each of which represents the right, subject to the provisions of the Warrant Agreement (as defined below) at any time after December 17, 2009 (the “Original Issue Date”) and on or before 5:00 p.m., New York City time, on the Expiration Date (as defined in the Warrant Agreement), to purchase from Nortek, Inc., a Delaware corporation (the “Company”), at the price per share of $52.80 (the “Exercise Price”), one share of Common Stock, $0.01 par value, of the Company as such stock was constituted as of the Original Issue Date, subject to adjustment as provided in the Warrant Agreement hereinafter referred to, upon surrender hereof, with the subscription form on the reverse hereof duly executed, by hand or by mail to U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, MA 02110, or to any successor thereto, as the warrant agent under the Warrant Agreement, at the office of such successor maintained for such purpose (any such warrant agent being herein called the “Warrant Agent”), and (i) simultaneous payment in full (by certified or official bank or bank cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Warrant Agent for the benefit of the Company) of the Exercise Price in respect of each Warrant represented by this Warrant Certificate that is so exercised (ii) the exercise of a Conversion Right in accordance with Section 5(d) of the Warrant Agreement or (iii) by any combination of (i) and (ii).
          Upon any partial exercise of the Warrants represented by this Warrant Certificate, there shall be issued to the holder hereof a new Warrant Certificate representing the Warrants that were not exercised.

          No fractional shares may be issued upon the exercise of rights to purchase hereunder. Subject to the terms and conditions of the Warrant Agreement, in the event of an adjustment that results in a Warrant becoming exercisable for a fraction of a share, the Company shall deliver an amount in cash equal to the Fair Value (as defined in the Warrant Agreement) of the same fraction of the closing price of the Common Stock on the exercise date.
          This Warrant Certificate is issued under and in accordance with a Warrant Agreement, dated as of December 17, 2009 (the “Warrant Agreement”), between the Company and the Warrant Agent, and is subject to the terms and provisions contained therein. The Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the registered holders of the Warrants. The holder of this Warrant Certificate consents to all terms and provisions of the Warrant Agreement by acceptance hereof. Copies of the Warrant Agreement are on file at the above-mentioned office of the Warrant Agent and may be obtained by writing to the Warrant Agent.
          REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH BELOW.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
Dated:

NORTEK, INC.
By:
Name:
Title:

Countersigned: U.S. BANK NATIONAL ASSOCIATION, as Warrant Agent
By:
Name:
Title:

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REVERSE OF WARRANT CERTIFICATE

NORTEK, INC.
          The transfer of this Warrant Certificate and all rights hereunder is registrable by the registered holder hereof, in whole or in part, on the register of the Company upon surrender of this Warrant Certificate at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at One Federal Street, 3rd Floor, Boston, MA 02110, duly endorsed or accompanied by a written instrument of transfer duly executed and in form satisfactory to the Company and the Warrant Agent, by the registered holder hereof or his attorney duly authorized in writing and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer or registration thereof. Upon any partial transfer the Company will cause to be delivered to such transferring holder a new Warrant Certificate or Certificates with respect to any portion not so transferred.
          This Warrant Certificate may be exchanged at the office or agency of the Company or the office of the Warrant Agent maintained for such purpose at One Federal Street, 3rd Floor, Boston, MA 02110, for Warrant Certificates representing the same aggregate number of Warrants, each new Warrant Certificate to represent such number of Warrants as the holder hereof shall designate at the time of such exchange.
          Prior to the exercise of the Warrants represented hereby, the holder of this Warrant Certificate, as such, shall not be entitled to any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders, and shall not be entitled to receive notice of any proceedings of the Company except as expressly provided in the Warrant Agreement. Nothing contained herein shall be construed as imposing any liabilities upon the holder of this Warrant Certificate to purchase any securities or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.
          This Warrant Certificate shall be void and all rights represented hereby shall cease unless exercised before the close of business on December 17, 2014 or, if earlier, as provided in the Warrant Agreement.
          This Warrant Certificate shall not be valid for any purpose until it shall have been manually countersigned by an authorized signatory of the Warrant Agent.
          The Company and Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
          In the event of any conflict or inconsistency between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control.

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